Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2018

Third Quarter Results from Continuing Operations

Middleton, WI, July 26, 2018 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering a broad portfolio of leading brands and focused on driving innovation and exceptional customer service, today reported results from continuing operations for the third quarter of fiscal 2018 ended June 30, 2018.

Effective July 13, 2018, the HRG merger was completed resulting in the merger of Spectrum Brands and its former majority shareholder HRG Group, Inc.  As a result of the legal form of the merger, HRG Group, Inc. has emerged as the surviving legal entity and renamed as Spectrum Brands Holdings, Inc., with a combined shareholder group of the two former entities, and will continue to operate as a global consumer products company similar to the legacy Spectrum Brands company.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See Other Supplemental Information for reconciliation to comparable GAAP metrics.

Fiscal 2018 Third Quarter Highlights from Continuing Operations:

•

Net sales of $945.5 million in the third quarter of fiscal 2018 increased 9.6 percent compared to $862.9 million last year.  Excluding the impact of $4.9 million of favorable foreign exchange and acquisition sales of $14.5 million, organic net sales increased 7.3 percent versus the prior year.

•

Net income from continuing operations of $377.4 million and diluted EPS from continuing operations of $11.51 in the third quarter of fiscal 2018 increased compared to a net loss from continuing operations of $16.6 million and diluted loss per share from continuing operations of ($0.51) in fiscal 2017 primarily due to increased operating income, changes in the U.S. corporate tax rate, and release of HRG valuation allowances.

•

Adjusted diluted EPS from continuing operations of $1.76 in the third quarter of fiscal 2018 increased 23.9 percent versus $1.42 last year predominantly due to higher gross profit and changes in the U.S. corporate tax rate.

•	Operating income of $126.3 million in the third quarter of fiscal 2018 increased 25.4 percent versus $100.7 million last year primarily as a result of higher volumes. Page 1 / 21

•	Operating income margin of 13.4 percent in the third quarter of fiscal 2018 increased 170 basis points versus 11.7 percent last year.
•

Adjusted EBITDA of $206.4 million in the third quarter of fiscal 2018 increased 3.6 percent compared to $199.3 million in fiscal 2017.  Excluding the impact of favorable foreign exchange of $0.4 million and acquisition EBITDA of $5.6 million, organic adjusted EBITDA of $200.4 million increased 0.6 percent versus the prior year.

•

Adjusted EBITDA margin of 21.8 percent in the third quarter of fiscal 2018 decreased 130 basis points compared to 23.1 percent in fiscal 2017 primarily due to operating inefficiencies, input cost inflation and higher distribution costs.

“I am pleased to report to you today that the turnaround of our HHI and GAC business units is well under way, said David Maura, Chairman and CEO of Spectrum Brands Holdings.  “While we have much more progress to make and will be investing in further efficiency measures over the next 12 months, I am thrilled that the leadership changes we have made and the focus on restoring the ownership accountability culture of our Company are already reading through to positive financial results.  To execute 14.7 percent sales growth in our HHI division and a 12.5 percent top-line growth in our GAC division is gratifying, and a testament to what is possible with new leadership, new culture and an intense passion to win from our employee partners in these divisions.

“As we are regaining operating momentum, we are on track to deliver the improved performance we promised in the second half of this fiscal year,” Maura said.  “As such, we reiterate our fiscal 2018 adjusted EBITDA guidance for continuing operations of $600-$617 million and total company adjusted free cash flow of $485-$505 million.

“Led by double-digit growth in our HHI and Auto Care businesses and a strong top line in Home & Garden, we reported our highest organic sales growth rate in many years in the third quarter, our largest fiscal quarter, as we experienced solid market demand for our brands and benefited from markedly reduced order backlogs in Kansas and Dayton,” he said.  “Adjusted EBITDA grew 4 percent, while our margins continued to be impacted by increased input and freight costs, unfavorable product mix, and higher costs even as we continue to improve the efficiency of the Kansas and Dayton facilities.

“I am particularly pleased with our EBITDA margin recovery in our GAC business as we rebounded from a 16% EBITDA margin in our second quarter to a 28.6% EBITDA margin in the third quarter,” Maura said.  “We have much more work to do in Dayton, but we are on our way and the business is rebounding, proving the issues we faced were indeed largely transitory.

“As we anniversary our rawhide recall, I continue to be bullish on the outlook for our Pet unit. This quarter’s results, however, were impacted by short-term, start-up issues in late April and May with the consolidation of our European aquatics and pet distribution centers in the Netherlands,” said Maura. “The temporary

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customer order backlog that developed in the third quarter we expect to ship in the fourth quarter as this facility returns to normal operating rhythm.  Our U.S. Pet business delivered encouraging results in the third quarter, with our PetMatrix and Glofish acquisitions leading the way and last year’s rawhide recall now essentially behind us.

“Our tax-free merger with HRG Group closed on July 13, and we welcome HRG shareholders to the Spectrum Brands family,” Maura said.  “This transaction results in a more widely distributed shareholder base, meaningfully increased trading liquidity, and an independent governance structure, while bringing us important tax attributes.

“We remain on track to close the sale of our Global Battery and Lighting business to Energizer Holdings for $2 billion in cash by the end of calendar 2018,” he said, “and we remain in active discussions to divest, and continue to market, our Personal Care and Small Appliances businesses.

“The significant net proceeds we will receive from these divestitures,” Maura said, “will be used to reduce debt, repurchase shares, and increase investment in organic growth initiatives and bolt-on acquisitions in our four higher-margin and faster-growing remaining businesses.”

Fiscal 2018 Third Quarter Consolidated Financial Results from Continuing Operations

Net sales of $945.5 million in the third quarter of fiscal 2018 increased 9.6 percent compared to $862.9 million in fiscal 2017.  Excluding the impact of $4.9 million of favorable foreign exchange and acquisition sales of $14.5 million, organic net sales increased 7.3 percent.

Gross profit and gross profit margin in the third quarter of fiscal 2018 were $354.6 million and 37.5 percent, respectively, compared to $320.3 million and 37.1 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to lower year-over-year supply chain restructuring costs.

Operating expenses of $228.3 million in the third quarter of fiscal 2018 compared to $219.6 million in the prior year.  Operating income margin of 13.4 percent in the third quarter of fiscal 2018 increased 170 basis points versus 11.7 percent last year.

Net income from continuing operations was $377.4 million, or $11.51 diluted EPS, in the third quarter of fiscal 2018 on average diluted shares and common stock equivalents outstanding of 32.8 million.  In the third quarter of fiscal 2017, net loss from continuing operations was ($16.6) million, or ($0.51) diluted loss per share, on average diluted shares and common stock equivalents outstanding of 32.3 million. Weighted average shares have been retroactively adjusted to reflect the reverse stock split that occurred on July 13, 2018 to facilitate the HRG merger.  The increase in net income and diluted EPS is primarily due to higher operating income, changes in the U.S. corporate tax rate and the release of HRG valuation allowances on taxable losses.  Adjusted diluted EPS from continuing operations of $1.76 in the third quarter of fiscal 2018

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increased 23.9 percent versus $1.42 last year predominantly due to higher gross profit and changes in the U.S. corporate tax rate.

As a result of the lower U.S. corporate tax rate due to recently enacted tax reform, fiscal 2018 adjusted EPS reflects a 24.5 percent blended tax rate versus 35.0 percent used in previous years.

Adjusted EBITDA of $206.4 million in the third quarter of fiscal 2018 increased 3.6 percent compared to $199.3 million in fiscal 2017.  Excluding the impact of $0.4 million of favorable foreign exchange and acquisition EBITDA of $5.6 million, organic adjusted EBITDA of $200.4 million increased 0.6 percent versus the third quarter of fiscal 2017.  Reported adjusted EBITDA margin declined 130 basis points to 21.8 percent compared to 23.1 percent last year.

Fiscal 2018 Nine Months Consolidated Financial Results from Continuing Operations

Net sales of $2.36 billion in the nine months of fiscal 2018 increased 6.1 percent compared to $2.22 billion for the same period in fiscal 2017.  Excluding the favorable impact of $24.8 million of foreign exchange and acquisition sales of $64.5 million, organic net sales of $2.27 billion in the nine months of fiscal 2017 grew 2.1 percent from the prior year.

Operating income of $180.8 million in the nine months of fiscal 2018 decreased 23.8 percent from $237.2 million last year, while operating income margin fell to 7.7 percent versus 10.7 percent in 2017 primarily as a result of lower gross margin, incremental restructuring costs, and higher operating expenses.

Net income from continuing operations was $368.1 million, or $11.26 diluted EPS, in the nine months of fiscal 2018 on average shares and common stock equivalents outstanding of 32.7 million.  In the nine months of fiscal 2017, net loss from continuing operations was ($88.6) million, or ($2.75) diluted loss per share, on average shares and common stock equivalents outstanding of 32.2 million.  The Company generated adjusted diluted EPS of $2.72 in the nine months of fiscal 2018 compared to $2.67 last year.

Fiscal 2018 nine months adjusted EBITDA from continuing operations of $427.7 million compared to adjusted EBITDA in the nine months of fiscal 2017 of $464.7 million. Excluding the unfavorable impact of $0.8 million of foreign exchange and acquisition EBITDA of $22.8 million, organic adjusted EBITDA of $405.7 million decreased 12.7 percent in the nine months of fiscal 2018 versus the prior year.  The reported adjusted EBITDA margin of 18.1 percent in the nine months of fiscal 2018 fell 280 basis points compared to 20.9 percent in fiscal 2017.

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Fiscal 2018 Third Quarter Segment Level Data

Hardware & Home Improvement (HHI)

	Three Month Periods Ended					Nine Month Periods Ended
(in millions, except %)	June 30, 2018	June 30, 2017	Variance			June 30, 2018	June 30, 2017	Variance
Net Sales	$372.4	$324.7	$47.7		14.7%	$1,016.8	$927.2	$89.6		9.7%
Operating Income	51.1	45.1	6.0		13.3%	102.4	137.4	(35.0)		(25.5%)
Operating Income Margin	13.7%	13.9%	(20)	bps		10.1%	14.8%	(470)	bps
Adjusted EBITDA	73.9	62.2	11.7		18.8%	179.5	178.0	1.5		0.8%
Adjusted EBITDA Margin	19.8%	19.2%	60	bps		17.7%	19.2%	(150)	bps

Significantly increased third quarter net sales were due to continued strong demand in residential security and plumbing in the U.S. and Canada, along with a reduction in the customer order backlog at the Kansas distribution center.  Excluding favorable foreign exchange impacts of $1.3 million, organic net sales grew 14.3 percent.

Increases in third quarter operating income, adjusted EBITDA and adjusted EBITDA margin were primarily a result of higher volumes.

Global Pet Supplies (PET)

	Three Month Periods Ended					Nine Month Periods Ended
(in millions, except %)	June 30, 2018	June 30, 2017	Variance			June 30, 2018	June 30, 2017	Variance
Net Sales	$194.7	$190.0	$4.7		2.5%	$608.3	$576.0	$32.3		5.6%
Operating Income	15.0	(5.2)	20.2		(388.5%)	42.8	34.4	8.4		24.4%
Operating Income Margin	7.7%	(2.7%)	1,040	bps		7.0%	6.0%	100	bps
Adjusted EBITDA	34.9	36.1	(1.2)		(3.3%)	104.6	98.7	5.9		6.0%
Adjusted EBITDA Margin	17.9%	19.0%	(110)	bps		17.2%	17.1%	10	bps

Third quarter net sales increased as a result of revenues from the PetMatrix and GloFish acquisitions completed in June and May 2017, respectively. Approximately $6 million of orders in-house were unable to be shipped at the end of the quarter due to a temporary customer order backlog that developed in the consolidation of European distribution centers.  Also partially offsetting the increase was a decline in European dog and cat food sales largely from the planned exit of a pet food customer tolling agreement of $5.2 million, which negatively impacted segment sales by approximately 2.7 percent. U.S. companion animal sales were adversely impacted by an estimated $6 million from lost business as a result of the rawhide dog chew product safety recall initiated in June 2017 which has now been fully annualized.  Excluding the impact of favorable foreign exchange of $2.9 million and acquisition sales of $14.5 million, organic net sales decreased 6.7 percent in the third quarter.

Increased operating income and margin were primarily driven by the impact in the prior year of the U.S. rawhide recall.  Adjusted EBITDA and margin decreased as a result of lower volumes and unfavorable mix.  Excluding unfavorable foreign exchange impacts of $0.6 million and acquisition EBITDA of $5.6 million, organic adjusted EBITDA of $29.9 million fell 17.2 percent.

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Home and Garden (H&G)

	Three Month Periods Ended					Nine Month Periods Ended
(in millions, except %)	June 30, 2018	June 30, 2017	Variance			June 30, 2018	June 30, 2017	Variance
Net Sales	$203.2	$192.4	$10.8		5.6%	$370.6	$374.2	$(3.6)		(1.0%)
Operating Income	52.2	55.3	(3.1)		(5.6%)	73.3	88.4	(15.1)		(17.1%)
Operating Income Margin	25.7%	28.7%	(300)	bps		19.8%	23.6%	(380)	bps
Adjusted EBITDA	57.0	59.5	(2.5)		(4.2%)	87.7	100.8	(13.1)		(13.0%)
Adjusted EBITDA Margin	28.1%	30.9%	(280)	bps		23.7%	26.9%	(320)	bps

Higher third quarter net sales were driven by strong growth in outdoor and household control product category revenues.

Lower operating income, adjusted EBITDA and margins decreased predominantly due to unfavorable product mix and higher input costs.

Global Auto Care (GAC)

	Three Month Periods Ended					Nine Month Periods Ended
(in millions, except %)	June 30, 2018	June 30, 2017	Variance			June 30, 2018	June 30, 2017	Variance
Net Sales	$175.2	$155.8	$19.4		12.5%	$362.4	$344.2	$18.2		5.3%
Operating Income	38.6	32.5	6.1		18.8%	57.3	80.1	(22.8)		(28.5%)
Operating Income Margin	22.0%	20.9%	110	bps		15.8%	23.3%	(750)	bps
Adjusted EBITDA	50.1	50.7	(0.6)		(1.2%)	84.7	115.9	(31.2)		(26.9%)
Adjusted EBITDA Margin	28.6%	32.5%	(390)	bps		23.4%	33.7%	(1,030)	bps

The strong increase in third quarter net sales was driven by double-digit growth in refrigerant revenues as well as improved performance chemical sales.  Also contributing to the growth was the elimination of the customer order backlog at the Dayton facility.  Excluding favorable foreign exchange impacts of $0.7 million, organic net sales increased 12.0 percent.

Improved operating income and margin were the result of higher volumes.  The lower adjusted EBITDA margin was predominantly driven by higher refrigerant and other input costs and increased Project Alpha marketing investments.

Fiscal 2018 Third Quarter and Nine Months Consolidated Financial Results from GBA Discontinued Operations

Spectrum Brands announced on January 3, 2018 that it was exploring strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units during 2018.  As a result, effective with the Company’s fiscal 2018 first quarter financial results, the GBA businesses have been reclassified as held for sale and are now reported as discontinued operations for the third quarter and nine months of fiscal 2018 and the comparable prior-year periods.

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A loss from GBA discontinued operations, net of tax, of $9.5 million and diluted loss of $0.29 from discontinued operations in the third quarter of fiscal 2018 decreased compared to income of $28.3 million and $0.88, respectively, in fiscal 2017.

Income from GBA discontinued operations, net of tax, of $32.0 million and diluted EPS of $0.98 from discontinued operations in the nine months of fiscal 2018 decreased compared to $99.8 million and $3.10, respectively, in fiscal 2017.

Liquidity and Debt

Spectrum Brands completed the third quarter of fiscal 2018 on June 30, 2018 with ample liquidity of more than $1 billion, including a cash balance of approximately $815 million and $234 million available on its $800 million Cash Flow Revolver.

As of the end of the third quarter of fiscal 2018, the Company had approximately $5,412 million of debt outstanding, consisting of $546 million on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,267 million, $3,202 million of senior unsecured notes, and approximately $397 million of capital leases and other obligations.

Fiscal 2018 Outlook

Spectrum Brands expects fiscal 2018 reported net sales from continuing operations to grow above category rates for most categories, along with an anticipated modest positive impact from foreign exchange based upon current rates.

Fiscal 2018 adjusted EBITDA from continuing operations is projected to be approximately $600-$617 million compared to $639 million in fiscal 2017.  Fiscal 2018 adjusted EBITDA from discontinued operations is now expected to be approximately $265-$275 million.

Fiscal 2018 adjusted free cash flow is projected to be approximately $485-$505 million compared to $587 million in fiscal 2017.  Capital expenditures are now expected to be between $100-$110 million.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, July 26.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 2197047.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

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A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, August 9.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands Holdings' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales from continuing operations of approximately $3.0 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful

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measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate.  The Company’s management believes that adjusted free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Adjusted free cash flow should not be considered in isolation or as a substitute for pretax income, net income, net cash from operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of adjusted free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as statements under “Fiscal 2018 Outlook” and other statements regarding the Company’s ability to meet its expectations for its fiscal 2018 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “belief,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (6) interest rate and exchange rate fluctuations; (7) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (8) competitive promotional activity or spending by competitors, or price reductions by competitors; (9) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (10) the effects of general economic

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conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, tariff, monetary or fiscal policies in the countries where we do business; (11) changes in consumer spending preferences and demand for our products; (12) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (13) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (14) the seasonal nature of sales of certain of our products; (15) the effects of climate change and unusual weather activity; (16) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (17) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (18) the impact of pending or threatened litigation; (19) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (20) changes in accounting policies applicable to our business; (21) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (22) government regulations; (23) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (24) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipate; (25) the unanticipated loss of key members of senior management; (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; (27) the Company’s ability to consummate the announced sale of our Global Battery and Lighting business on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including receipt of regulatory approvals, and our ability to realize the expected benefits of such transaction and to successfully separate such business; (28) the outcome of the Company’ exploration of strategic options for its Personal Care and Small Appliances businesses, including uncertainty regarding consummation of any such transaction or transactions and the terms of such transaction or transactions, if any, and, if consummated, the Company’s ability to realize the expected benefits of such transaction or transactions and potential disruption to our business or diverted management attention as a result of the exploration or negotiation of such transaction or transactions; (29) the Company’s ability to realize the expected benefits from the merger with HRG Group, Inc.; (30) the transition to a new chief executive officer and such officer’s ability to determine and implement changes at the Company to improve the Company’s business and financial performance; and (31) the Company’s ability to implement a successful restructuring of the leadership of the Global Auto Care business unit with the Pet, Home & Garden business unit into a separate Consumer Products group, and to realize the synergies and business and financial benefits anticipated from such restructuring, and other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc., including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data

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available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Lower operating income, adjusted EBITDA and margins were predominantly the result of reduced volumes, unfavorable product mix, operating inefficiencies and higher expenses in support of new product launches.

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
(in millions, except per share amounts)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net sales	$945.5	$862.9	$2,358.1	$2,221.6
Investment income	—	0.1	—	1.1
Revenue	945.5	863.0	2,358.1	2,222.7
Cost of goods sold	586.0	531.5	1,484.5	1,339.2
Restructuring and related charges	4.9	11.2	9.9	16.4
Gross profit	354.6	320.3	863.7	867.1
Selling	123.9	127.9	363.8	353.9
General and administrative	74.7	69.3	226.9	228.6
Research and development	6.9	7.2	21.1	20.9
Acquisition and integration related charges	2.3	5.2	12.0	11.6
Restructuring and related charges	20.5	10.0	59.1	14.9
Total operating expenses	228.3	219.6	682.9	629.9
Operating income	126.3	100.7	180.8	237.2
Interest expense	63.5	76.1	206.6	232.4
Other non-operating (income) expense, net	(2.3)	1.3	(4.6)	1.7
Income (loss) from continuing operations before income taxes	65.1	23.3	(21.2)	3.1
Income tax (benefit) expense	(337.8)	19.5	(464.9)	49.1
Net income (loss) from continuing operations	402.9	3.8	443.7	(46.0)
Income from discontinued operations - FGL, net of tax	5.9	7.7	465.9	195.4
(Loss) income from discontinued operations - GBA, net of tax	(9.5)	28.3	32.0	99.8
Net income	399.3	39.8	941.6	249.2
Net income attributable to non-controlling interest	22.0	37.7	93.9	117.0
Net income attributable to controlling interest	$377.3	$2.1	$847.7	$132.2
Amounts attributable to controlling interest
Net income (loss) from continuing operations attributable to controlling interest	$377.4	$(16.6)	$368.1	$(88.6)
Net (loss) income from discontinued operations attributable to controlling interest	(0.1)	18.7	479.6	220.8
Net income attributable to controlling interest	$377.3	$2.1	$847.7	$132.2
Earnings Per Share
Basic earnings per share from continuing operations	$11.52	$(0.51)	$11.31	$(2.75)
Basic earnings per share from discontinued operations	—	0.57	14.74	6.85
Basic earnings per share	$11.52	$0.06	$26.05	$4.10
Diluted earnings per share from continuing operations	$11.51	$(0.51)	$11.26	$(2.75)
Diluted earnings per share from discontinued operations	—	0.57	14.67	6.85
Diluted earnings per share	$11.51	$0.06	$25.93	$4.10
Weighted Average Shares Outstanding
Basic	32.7	32.3	32.5	32.2
Diluted	32.8	32.3	32.7	32.2

Page 12 / 20

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Month Periods Ended
(in millions)	June 30, 2018	June 30, 2017
Cash flows from operating activities
Net income	$941.6	$249.2
Income from discontinued operations, net of tax	497.9	295.2
Net income from continuing operations	443.7	(46.0)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	99.4	94.3
Share based compensation	6.4	28.5
Amortization of debt issuance costs and debt discount	16.3	13.2
Write-off of unamortized discount and debt issuance costs	(0.6)	2.5
Purchase accounting inventory adjustment	0.8	0.8
Pet safety recall inventory write-off	3.6	13.0
Dividends from subsidiaries classified as discontinued operations	3.1	9.3
Deferred tax (benefit) expense	(497.9)	17.4
Net changes in operating assets and liabilities	(226.0)	(211.4)
Net cash used by operating activities from continuing operations	(151.2)	(78.4)
Net cash provided by operating activities from discontinued operations	94.8	308.5
Net cash (used) provided by operating activities	(56.4)	230.1
Cash flows from investing activities
Purchases of property, plant and equipment	(49.2)	(51.1)
Proceeds from sales of property, plant and equipment	2.8	3.6
Business acquisitions, net of cash acquired	—	(304.7)
Proceeds from sale of insurance operations	1,546.8	—
Net asset-based loan repayments	—	29.8
Other investing activities, net	(0.4)	(1.2)
Net cash provided (used) by investing activities from continuing operations	1,500.0	(323.6)
Net cash used by investing activities from discontinued operations	(201.8)	(991.3)
Net cash provided (used) by investing activities	1,298.2	(1,314.9)
Cash flows from financing activities
Proceeds from issuance of debt	555.3	606.9
Payment of debt	(1,007.6)	(244.7)
Payment of debt issuance costs	(0.4)	(7.0)
Purchase of subsidiary stock, net	(288.0)	(165.9)
Purchase of non-controlling interest	—	(12.6)
Dividend paid by subsidiary to non-controlling interest	(28.4)	(30.3)
Share based award tax withholding payments, net of proceeds upon vesting	(24.3)	(40.7)
Other financing activities, net	20.7	5.5
Net cash (used) provided by financing activities from continuing operations	(772.7)	111.2
Net cash provided by financing activities from discontinued operations	116.2	701.9
Net cash (used) provided by financing activities	(656.5)	813.1
Effect of exchange rate changes on cash and cash equivalents	(3.1)	(1.5)
Net change in cash and cash equivalents	582.2	(273.2)
Net change in cash and cash equivalents in discontinued operations	37.7	(74.2)
Net change in cash and cash equivalents in continuing operations	544.5	(199.0)
Cash and cash equivalents, beginning of period	270.1	465.2
Cash and cash equivalents, end of period	$814.6	$266.2

Page 13 / 20

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	June 30, 2018	September 30, 2017
Assets
Cash and cash equivalents	$814.6	$270.1
Trade receivables, net	384.2	266.0
Other receivables	38.1	19.7
Inventories	546.7	496.3
Prepaid expenses and other current assets	69.1	54.8
Current assets of business held for sale	1,910.5	28,929.2
Total current assets	3,763.2	30,036.1
Property, plant and equipment, net	497.4	503.9
Deferred charges and other	418.0	43.7
Goodwill	2,269.4	2,277.1
Intangible assets, net	1,564.8	1,612.0
Noncurrent assets of business held for sale	—	1,376.9
Total assets	$8,512.8	$35,849.7
Liabilities and Shareholders' Equity
Current portion of long-term debt	$70.8	$161.4
Accounts payable	348.3	373.1
Accrued wages and salaries	49.6	55.4
Accrued interest	75.7	78.0
Other current liabilities	130.6	125.8
Current liabilities of business held for sale	525.3	26,851.3
Total current liabilities	1,200.3	27,645.0
Long-term debt, net of current portion	5,189.4	5,543.7
Deferred income taxes	314.2	493.2
Other long-term liabilities	119.1	64.8
Noncurrent liabilities of business held for sale	—	156.1
Total liabilities	6,823.0	33,902.8
Shareholders' equity	1,052.4	758.0
Noncontrolling interest	637.4	1,188.9
Total equity	1,689.8	1,946.9
Total liabilities and equity	$8,512.8	$35,849.7

Page 14 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) proforma adjustment reflecting the change in weighted average shares for the share exchange associated with the HRG Merger, including income attributable to non-controlling interest in Spectrum recognized prior to the consolidation of the shareholder groups; (2) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (4)  purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6)  estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment; (7) transaction costs associated with the HRG Merger; (8) non-recurring HRG net operating costs that consist of redundant and duplicative costs that are expected to be eliminated post merger including compensation and benefits, directors fees, professional fees, insurance, public company costs, among others, including interest and other non-recurring income; (9) net operating costs associated with Salus; (10) interest costs associated with HRG-originated debt through the HRG Merger; and (10) other.  During the three and nine month periods ended June 30, 2018, other adjustments  consisted of separation costs with a key executive.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate, net of adjustments made to diluted EPS.  For the three and nine month periods ended June 30, 2018, the normalized ongoing effective tax rate was updated to 24.5% to reflect a lower tax rate from 35% due to changes in the enacted corporate tax rate in the United States.  The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three and nine month periods ended June 30, 2018 and 2017, respectively:

	Three Month Period Ended June 30, 2018			Three Month Period Ended June 30, 2017
	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Diluted earnings per share, as reported	$11.51	$—	$11.51	$(0.51)	$0.57	$0.06
Adjustments:
HRG Merger share exchange proforma adjustment	(4.02)	(0.07)	(4.09)	0.58	(0.05)	0.53
Acquisition and integration related charges	0.04	0.45	0.49	0.09	0.01	0.10
Restructuring and related charges	0.47	0.01	0.48	0.37	—	0.37
Debt refinancing costs	—	—	—	0.02	—	0.02
Purchase accounting inventory adjustment	—	—	—	0.01	—	0.01
Pet safety recall	0.10	—	0.10	0.44	—	0.44
HRG merger related transaction costs	0.06	—	0.06	0.03	—	0.03
Non-recurring HRG net operating costs	0.03	—	0.03	0.15	—	0.15
Salus	—	—	—	0.01	—	0.01
HRG interest expense	0.37	—	0.37	0.64	—	0.64
Other	0.06	—	0.06	—	—	—
Income tax adjustment	(6.86)	(0.20)	(7.06)	(0.41)	0.04	(0.37)
Total Adjustments	(9.75)	0.19	(9.56)	1.93	—	1.93
Diluted earnings per share, as adjusted	$1.76	$0.19	$1.95	$1.42	$0.57	$1.99

	Nine Month Period Ended June 30, 2018			Nine Month Period Ended June 30, 2017
	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
Diluted earnings per share, as reported	$11.26	$14.67	$25.93	$(2.75)	$6.85	$4.10
Adjustments:
HRG Merger share exchange proforma adjustment	(3.19)	(5.71)	(8.90)	1.94	(2.24)	(0.30)
Acquisition and integration related charges	0.22	0.90	1.12	0.20	0.06	0.26
Restructuring and related charges	1.25	0.03	1.28	0.55	0.02	0.57
Debt refinancing costs	—	—	—	0.15	—	0.15
Purchase accounting inventory adjustment	0.02	—	0.02	0.01	—	0.01
Pet safety recall	0.30	—	0.30	0.44	—	0.44
HRG merger related transaction costs	0.40	—	0.40	0.07	—	0.07
Non-recurring HRG net operating costs	0.24	—	0.24	0.59	—	0.59
Salus	0.02	—	0.02	0.09	—	0.09
HRG interest expense	1.50	—	1.50	1.95	—	1.95
Other	0.06	—	0.06	—	—	—
Income tax adjustment	(9.36)	(2.38)	(11.74)	(0.57)	(0.27)	(0.84)
Total Adjustments	(8.54)	(7.16)	(15.70)	5.42	(2.43)	2.99
Diluted earnings per share, as adjusted	$2.72	$7.51	$10.23	$2.67	$4.42	$7.09

Page 15 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

The weighted average shares and adjusted earnings per share data are adjusted for all periods to reflect the reverse stock split and share exchange because of the HRG Merger, which closed on July 13, 2018.  Using (i) the 20-trading-day volume-weighted average price per share of Spectrum common stock ending on Jul 11, 2018, (ii) the number of shares of Spectrum common stock outstanding, the number of shares of Spectrum common stock held by HRG and its subsidiaries and the number of shares of Spectrum common stock outstanding as of July 12, 2018, (iii) $328.2 million of HRG net indebtedness and transaction expense at closing, and (iv) a $200.0 million upward adjustment contemplated by the Merger Agreement, each HRG stockholder receives approximately 0.1613 of a share of the post-Merger combined company stock for each share of pre-Merger common stock.    The following is a recalculation of the weighted average shares adjusted for the impact of the reverse stock split and share exchange for the three and nine month periods ended June 30, 2018 and 2017.

	Three Month Periods Ended		Nine Month Periods Ended
(in millions, except per share amounts)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Basic
Spectrum weighted average shares	55.3	58.7	56.7	58.9
Spectrum weighted average shares owned by HRG	34.3	34.3	34.3	34.3
Spectrum weighted average shares owned by third parties (A)	21.0	24.3	22.4	24.6
HRG weighted average shares	203.0	200.4	201.8	199.8
HRG share conversion at 1 to 0.1613 (B)	32.7	32.3	32.5	32.2
Total weighted average shares (A + B)	53.7	56.6	54.9	56.8
Diluted
Spectrum weighted average shares	55.4	58.9	56.7	59.1
Spectrum weighted average shares owned by HRG	34.3	34.3	34.3	34.3
Spectrum weighted average shares owned by third parties (A)	21.1	24.6	22.4	24.8
HRG weighted average shares	203.3	202.6	202.7	202.4
HRG share conversion at 1 to 0.1613 (B)	32.7	32.6	32.7	32.6
Total weighted average shares (A + B)	53.8	57.2	55.1	57.4

The following summarizes the acquisition and integration related charges incurred by the Company for the three and nine month periods ended June 30, 2018 and 2017, respectively:

	Three Month Periods Ended June 30, 2018			Three Month Periods Ended June 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI Business	$0.9	$—	$0.9	$1.8	$—	$1.8
PetMatrix	0.8	—	0.8	1.7	—	1.7
Armored AutoGroup	—	—	—	0.3	0.3	0.6
Other	0.6	24.3	24.9	1.4	0.3	1.7
Total acquisition and integration related charges	$2.3	$24.3	$26.6	$5.2	$0.6	$5.8

	Nine Month Periods Ended June 30, 2018			Nine Month Periods Ended June 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI Business	$5.5	$—	$5.5	$5.7	$—	$5.7
PetMatrix	4.5	—	4.5	2.0	—	2.0
Armored AutoGroup	0.6	—	0.6	2.1	0.9	3.0
Other	1.4	49.4	50.8	1.8	2.5	4.3
Total acquisition and integration related charges	$12.0	$49.4	$61.4	$11.6	$3.4	$15.0

The following summarizes the restructuring and related charges incurred by the Company for the three and nine month periods ended June 30, 2018 and 2017:

	Three Month Periods Ended June 30, 2018			Three Month Periods Ended June 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI distribution center consolidation	$11.6	$—	$11.6	$9.0	$—	$9.0
GAC business rationalization initiative	6.3	—	6.3	12.8	—	12.8
PET rightsizing initiative	3.1	—	3.1	2.2	—	2.2
Other restructuring activities	4.4	0.4	4.8	(2.8)	—	(2.8)
Total restructuring and related charges	$25.4	$0.4	$25.8	$21.2	$—	$21.2

	Nine Month Periods Ended June 30, 2018			Nine Month Periods Ended June 30, 2017
(in millions)	Cont. Ops	Disc. Ops	Total	Cont. Ops	Disc. Ops	Total
HHI distribution center consolidation	$40.4	$—	$40.4	$9.1	$—	$9.1
GAC business rationalization initiative	13.5	—	13.5	19.8	—	19.8
PET rightsizing initiative	7.1	—	7.1	2.8	—	2.8
Other restructuring activities	8.0	1.4	9.4	(0.4)	1.4	1.0
Total restructuring and related charges	$69.0	$1.4	$70.4	$31.3	$1.4	$32.7

Page 16 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three and nine month periods ended June 30, 2018 and 2017, respectively:

	Three Month Periods Ended				Nine Month Periods Ended
(in millions, except %)	June 30, 2018	June 30, 2017	Variance		June 30, 2018	June 30, 2017	Variance
HHI	$372.4	$324.7	47.7	14.7%	$1,016.8	$927.2	89.6	9.7%
PET	194.7	190.0	4.7	2.5%	608.3	576.0	32.3	5.6%
H&G	203.2	192.4	10.8	5.6%	370.6	374.2	(3.6)	(1.0%)
GAC	175.2	155.8	19.4	12.5%	362.4	344.2	18.2	5.3%
Total	$945.5	$862.9	82.6	9.6%	$2,358.1	$2,221.6	136.5	6.1%

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and nine month periods ended June 30, 2018 compared to reported net sales for the three and nine month periods ended June 30, 2017, respectively:

	June 30, 2018
Three month periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales June 30, 2017	Variance
HHI	372.4	(1.3)	371.1	—	371.1	324.7	46.4	14.3%
PET	194.7	(2.9)	191.8	(14.5)	177.3	190.0	(12.7)	(6.7%)
H&G	203.2	—	203.2	—	203.2	192.4	10.8	5.6%
GAC	175.2	(0.7)	174.5	—	174.5	155.8	18.7	12.0%
Total	$945.5	$(4.9)	$940.6	$(14.5)	$926.1	$862.9	63.2	7.3%

	June 30, 2018
Nine month periods ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales June 30, 2017	Variance
HHI	1,016.8	(5.9)	1,010.9	—	1,010.9	927.2	83.7	9.0%
PET	608.3	(16.3)	592.0	(64.5)	527.5	576.0	(48.5)	(8.4%)
H&G	370.6	—	370.6	—	370.6	374.2	(3.6)	(1.0%)
GAC	362.4	(2.6)	359.8	—	359.8	344.2	15.6	4.5%
Total	$2,358.1	$(24.8)	$2,333.3	$(64.5)	$2,268.8	$2,221.6	47.2	2.1%

Page 17 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) share based compensation expense as it is a non-cash based compensation cost, including HRG share based compensation expense; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment; (7) transaction costs associated with the HRG Merger; (8) non-recurring HRG net operating costs that consist of redundant and duplicative costs that are expected to be eliminated post merger including compensation and benefits, directors fees, professional fees, insurance, public company costs, among others, including interest and other non-recurring income; (9) net operating costs associated with Salus; (10) other.  During the three and nine month periods ended June 30, 2018, other adjustments consisted of separation costs with a key executive.  Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective period.  Organic adjusted EBITDA is calculated by excluding the effect of changes in currency exchange rates and adjusted EBITDA contributed from acquired businesses in the current year.  The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended June 30, 2018 and 2017, including the calculation of adjusted EBITDA margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended June 30, 2018:

Three month period ended June 30, 2018 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$52.1	$14.4	$52.2	$38.2	$246.0	$402.9
Income tax benefit	—	—	—	—	(337.8)	(337.8)
Interest expense	—	—	—	—	63.5	63.5
Depreciation and amortization	8.9	10.6	4.7	4.3	3.7	32.2
EBITDA	61.0	25.0	56.9	42.5	(24.6)	160.8
Share based compensation	—	—	—	—	5.3	5.3
Acquisition and integration related charges	0.9	1.1	—	—	0.3	2.3
Restructuring and related charges	12.0	3.7	0.1	7.6	2.0	25.4
Pet safety recall	—	5.1	—	—	—	5.1
HRG merger related transaction charges	—	—	—	—	3.1	3.1
Non-recurring HRG operating costs and interest income	—	—	—	—	1.2	1.2
Salus	—	—	—	—	(0.1)	(0.1)
Other	—	—	—	—	3.3	3.3
Adjusted EBITDA	$73.9	$34.9	$57.0	$50.1	$(9.5)	$206.4
Net Sales	372.4	194.7	203.2	175.2	—	945.5
Adjusted EBITDA Margin	19.8%	17.9%	28.1%	28.6%	—	21.8%

Three month period ended June 30, 2017 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$44.4	$(5.4)	$55.3	$32.5	$(123.0)	$3.8
Income tax expense	—	—	—	—	19.5	19.5
Interest expense	—	—	—	—	76.1	76.1
Depreciation and amortization	9.8	10.8	4.2	5.1	3.0	32.9
EBITDA	54.2	5.4	59.5	37.6	(24.4)	132.3
Share based compensation	—	—	—	—	5.0	5.0
Acquisition and integration related charges	1.8	3.0	—	0.3	0.1	5.2
Restructuring and related charges	6.2	2.0	—	12.8	0.2	21.2
Inventory acquisition step-up	—	0.8	—	—	—	0.8
Pet safety recall	—	24.9	—	—	—	24.9
HRG merger related transaction charges	—	—	—	—	1.4	1.4
Non-recurring HRG operating costs and interest income	—	—	—	—	7.8	7.8
Salus	—	—	—	—	0.7	0.7
Adjusted EBITDA	$62.2	$36.1	$59.5	$50.7	$(9.2)	$199.3
Net Sales	324.7	190.0	192.4	155.8	—	862.9
Adjusted EBITDA Margin	19.2%	19.0%	30.9%	32.5%	—	23.1%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended July 1, 2018	$73.9	$34.9	$57.0	$50.1	$(9.5)	$206.4
Effect of change in foreign currency	(1.8)	0.6	—	0.5	0.3	(0.4)
Net EBITDA Excluding Effect of Changes in Currency	72.1	35.5	57.0	50.6	(9.2)	206.0
Effect of acquisitions	—	(5.6)	—	—	—	(5.6)
Organic Adjusted EBITDA	72.1	29.9	57.0	50.6	(9.2)	200.4
Adjusted EBITDA - three month period ended July 2, 2017	62.2	36.1	59.5	50.7	(9.2)	199.3
Increase (Decrease) in Organic Adjusted EBITDA	$9.9	$(6.2)	$(2.5)	$(0.1)	$—	$1.1
Increase (Decrease) in Organic Adjusted EBITDA (%)	15.9%	(17.2%)	(4.2%)	(0.2%)	0.0%	0.6%

Page 18 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the nine month periods ended June 30, 2018 and 2017, including the calculation of adjusted EBITDA margin for each of the respective periods, and organic adjusted EBITDA for the nine month period ended June 30, 2018:

Nine month period ended June 30, 2018 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$101.8	$42.5	$73.4	$57.3	$168.7	$443.7
Income tax benefit	—	—	—	—	(464.9)	(464.9)
Interest expense	—	—	—	—	206.6	206.6
Depreciation and amortization	31.4	31.7	14.0	12.1	10.2	99.4
EBITDA	133.2	74.2	87.4	69.4	(79.4)	284.8
Share based compensation	—	—	—	—	6.4	6.4
Acquisition and integration related charges	5.5	5.2	—	0.6	0.7	12.0
Restructuring and related charges	40.8	8.1	0.3	14.7	5.1	69.0
Inventory acquisition step-up	—	0.8	—	—	—	0.8
Pet safety recall	—	16.3	—	—	—	16.3
HRG merger related transaction charges	—	—	—	—	22.0	22.0
Non-recurring HRG operating costs and interest income	—	—	—	—	11.9	11.9
Salus	—	—	—	—	1.2	1.2
Other	—	—	—	—	3.3	3.3
Adjusted EBITDA	$179.5	$104.6	$87.7	$84.7	$(28.8)	$427.7
Net Sales	1,016.8	608.3	370.6	362.4	—	2,358.1
Adjusted EBITDA Margin	17.7%	17.2%	23.7%	23.4%	—	18.1%

Nine month period ended June 30, 2017 (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income from continuing operations	$136.7	$34.1	$88.4	$80.1	$(385.3)	$(46.0)
Income tax expense	—	—	—	—	49.1	49.1
Interest expense	—	—	—	—	232.4	232.4
Depreciation and amortization	28.0	31.6	12.4	13.9	8.4	94.3
EBITDA	164.7	65.7	100.8	94.0	(95.4)	329.8
Share based compensation	—	—	—	—	28.5	28.5
Acquisition and integration related charges	5.6	3.6	—	2.1	0.3	11.6
Restructuring and related charges	7.7	3.7	—	19.8	0.1	31.3
Inventory acquisition step-up	—	0.8	—	—	—	0.8
Pet safety recall	—	24.9	—	—	—	24.9
HRG merger related transaction charges	—	—	—	—	4.2	4.2
Non-recurring HRG operating costs and interest income	—	—	—	—	28.6	28.6
Salus	—	—	—	—	5.0	5.0
Adjusted EBITDA	$178.0	$98.7	$100.8	$115.9	$(28.7)	$464.7
Net Sales	927.2	576.0	374.2	344.2	—	2,221.6
Adjusted EBITDA Margin	19.2%	17.1%	26.9%	33.7%	—	20.9%

Organic Adjusted EBITDA (in millions, except %)	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - nine month period ended July 1, 2018	$179.5	$104.6	$87.7	$84.7	$(28.8)	$427.7
Effect of change in foreign currency	0.2	(0.5)	—	0.1	1.0	0.8
Net EBITDA Excluding Effect of Changes in Currency	179.7	104.1	87.7	84.8	(27.8)	428.5
Effect of acquisitions	—	(22.8)	—	—	—	(22.8)
Organic Adjusted EBITDA	179.7	81.3	87.7	84.8	(27.8)	405.7
Adjusted EBITDA - six month period ended July 2, 2017	178.0	98.7	100.8	115.9	(28.7)	464.7
Increase (Decrease) in Organic Adjusted EBITDA	$1.7	$(17.4)	$(13.1)	$(31.1)	$0.9	$(59.0)
Increase (Decrease) in Organic Adjusted EBITDA (%)	1.0%	(17.6%)	(13.0%)	(26.8%)	(3.1%)	(12.7%)

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of forecasted adjusted EBITDA for the fiscal year ending September 30, 2018:

(in millions)	Cont. Ops	Disc Ops	Total
Net income	$207-221	$78-86	$285-307
Income tax (benefit) expense	(78) - (75)	(7) - (5)	(85) - (80)
Interest expense	161-167	54-58	215-225
Depreciation and amortization	122-127	73-78	195-205
EBITDA	418-435	201-211	619-646
Share based compensation	18	2	20
Acquisition and integration related charges	14-15	59-61	73-76
Restructuring and related charges	88-90	2	90-92
Inventory acquisition step-up	1	—	1
Pet safety recall	16-18	—	16-18
Other	41-43	—	41-43
Adjusted EBITDA	$600-617	$265-275	$865-892

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of the Company’s forecasted adjusted free cash flow for the fiscal year ending September 30, 2018:

(in millions)	September 30, 2018	September 30, 2017
Net cash flow from operating activities	$495-520	$665
GBA divestiture transaction costs	40-45	—
HRG merger transaction costs	35-40	—
Cash interest charges related to refinancing	—	5
Stanley settlement payment	—	23
Rawhide recall	10-15	9
Purchases of property, plant and equipment	(100) - (110)	(115)
Adjusted free cash flow	$485-505	$587

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